Exhibit 3.1
AMENDMENT No. 2
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
WELLTOWER OP LLC
June 4, 2025
THIS AMENDMENT NO. 2 TO THE LIMITED LIABILITY COMPANY AGREEMENT (as so amended, and as amended prior to the date hereof, the “Agreement”) of Welltower OP LLC (the “Company”), dated as of June 4, 2025 (this “Amendment”), is entered into by and among Welltower Inc., a Delaware corporation, as the initial member of the Company (the “Initial Member”), and the Initial Member, on behalf of and as attorney in fact for each of the Persons whose names are set forth on the Member Registry as Members, together with each other Person who at any time becomes a Member of the Company in accordance with the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the Company and the Initial Member desire to amend the definition of “Cash Amount” set forth in the Agreement and Section 8.6.A(ii) of the Agreement;
WHEREAS, Section 14.1 of the Agreement grants the Initial Member, with the prior consent of the Board of Directors of the Company and without consent of the Non-Initial Members, the power and authority to amend the Agreement, provided that such amendment, among other things, does not affect the operation of the Redemption Right in a manner that adversely affects the Members in any material respect; and
WHEREAS, the Board of Directors of the Company has consented to this Amendment to reflect the amended definition.
NOW, THEREFORE, in consideration of the foregoing and for other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Initial Member hereby agrees as follows:
1.The definition of “Cash Amount” set forth in Article I of the Agreement is hereby amended and restated as follows:
“Cash Amount” means an amount of cash or, upon the mutual agreement of the Company and the Redeeming Member, property of the Company, having a value equal to the Value on the Valuation Date of the Shares Amount.
2.Section 8.6.A(ii) of the Agreement is hereby amended and restated as follows:
(ii)    A Member may exercise the Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Units that it owns, as selected by the Member, provided, however, that (a) a Member may not exercise the Redemption Right for fewer than one thousand (1,000) Units of a particular class, or if such Member holds fewer than one thousand (1,000) Units in that class, all of such Units, and (b) with respect to a Member that is an entity, such Member may exercise the Redemption Right for fewer than one thousand (1,000) Units without regard to whether or not such Member is exercising the Redemption Right for all of the Units held by such Member as long as such

Member is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Member. Notwithstanding the foregoing, the Board of Directors, in consultation with the Initial Member, may waive such prohibition set forth in this Section 8.6.A(ii) in respect of individual redemptions pursuant to this Section 8.6.
3.Unless amended herein, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed by facsimile or other electronic transmission.
4.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
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IN WITNESS WHEREOF, the Initial Member has executed this Amendment as of the date first written above.
INITIAL MEMBER:
Welltower Inc.
By:    Matthew G. McQueen
Name:    Matthew G. McQueen
Title:    Chief Legal Officer and
General Counsel

[Signature Page to Amendment No. 2 to LLC Agreement of Welltower OP LLC]